Exhibit 10.2

ASSUMPTION AGREEMENT

by and between

VISTAPRINT LIMITED

an exempted company incorporated under the laws of Bermuda

and

VISTAPRINT N.V.

a limited liability company organized under the laws of the Netherlands

Dated as of June 30, 2009

ASSUMPTION AGREEMENT

This Assumption Agreement (this “Agreement”) is made as of June 30, 2009 by and between VistaPrint Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“VistaPrint Limited”), and Vistaprint N.V., a limited liability company organized under the laws of the Netherlands, and a direct, wholly-owned subsidiary of VistaPrint Limited (“Vistaprint N.V.”). Each of VistaPrint Limited and Vistaprint N.V. are referred to in this Agreement individually as a “party” and collectively as the “parties.”

PRELIMINARY STATEMENTS

A. The Board of Directors of VistaPrint Limited has determined that it is in the best interests of its shareholders to enter into a transaction (the “Share Exchange”) by way of a scheme of arrangement under Section 99 of the Companies Act 1981, as amended, of Bermuda (the “Companies Act”) in its present form at the date hereof or with or subject to any modifications, additions or conditions that are consented to by VistaPrint Limited and that the Supreme Court of Bermuda (the “Court”) may approve, impose or permit (the “Scheme”) whereby Vistaprint N.V. will become the parent holding company of VistaPrint Limited as a result of the exchange of all of the issued and outstanding common shares of par value US$0.001 of VistaPrint Limited (“VistaPrint Limited Common Shares”) for ordinary shares of €0.01 par value per share of VistaPrint N.V. (“Vistaprint N.V. Ordinary Shares”).

B. The Boards of Directors of VistaPrint Limited and the Management Board and the Supervisory Board of Vistaprint N.V. each have approved the Share Exchange, whereby each issued and outstanding VistaPrint Limited Common Share will be exchanged for one Vistaprint N.V. Ordinary Share.

C. In connection with, and subject to the consummation of, the Scheme and the Share Exchange, VistaPrint Limited has agreed to assign and transfer, and Vistaprint N.V. has agreed to assume and adopt, the Stock Plans (as defined below), together with any other employee benefit and compensation plans and agreements of VistaPrint Limited or its affiliates.

D. Unless otherwise noted, capitalized terms in this Agreement have the meanings set forth herein.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

(a) VistaPrint Limited maintains and sponsors a variety of equity compensation-related plans, and certain other plans, agreements, awards and arrangements, providing for the grant or award to its directors, officers and employees and other persons listed in Exhibit 1 (collectively, the “Stock Plans”) of (i) options, restricted shares or other rights to purchase or receive VistaPrint Limited Common Shares or (ii) the right to receive benefits or other amounts by reference to VistaPrint Limited Common Shares (individually, an “Award” and collectively, the “Awards”). At the Transaction Time (as such term is defined in the Share Exchange Agreement by and between VistaPrint Limited and VistaPrint N.V., dated as of the date hereof (the “Share Exchange Agreement”)), the Stock Plans, together with any other employee benefit and compensation plans and agreements of VistaPrint Limited or its affiliates as determined by the Board of Directors of VistaPrint Limited in its sole discretion, shall be assumed and adopted by and become plans and agreements of Vistaprint N.V. (collectively, the “Assumed Plans”). Vistaprint N.V. shall, pursuant to the terms hereof and thereof, assume the rights and obligations of VistaPrint Limited under the Assumed Plans.

(b) To the extent any Stock Plan (whether or not an Assumed Plan) provides for the issuance, acquisition, holding or purchase of, or otherwise relates to or references, VistaPrint Limited Common Shares, then, pursuant to the terms hereof and thereof, after the Transaction Time, such Stock Plan shall be deemed to provide for the issuance, acquisition, purchase or holding of, or otherwise relate to or reference, Vistaprint N.V. Ordinary Shares (or benefits or other amounts determined in accordance with the Assumed Plans). In furtherance thereof, all references in the Stock Plans to VistaPrint Limited or its predecessors shall be amended to be references to Vistaprint N.V. Such amendments to the Assumed Plans deemed necessary or appropriate by VistaPrint Limited and Vistaprint N.V. to effect the Scheme and related transactions, including to facilitate the assignment to, and assumption and adoption by, Vistaprint N.V. of the Assumed Plans or the actions contemplated hereby (subject to this Section 1), shall be adopted and entered into with respect to the Assumed Plans or any other Stock Plan. The vote of the Shareholders at the meeting of the holders of VistaPrint Limited Common Shares convened at the direction of the Court at which the Scheme will be voted upon shall, pursuant to the terms hereof and of the Stock Plans, be deemed to satisfy any requirement of shareholder approval of such amendments and the assignment to, and assumption and adoption by, Vistaprint N.V. of the Assumed Plans and/or Awards or the actions contemplated hereby with respect to any other Stock Plan.

(c) All outstanding Awards or any other benefits available which are based on VistaPrint Limited Common Shares and which have been granted under the Stock Plans (including, as applicable, any VistaPrint Limited Common Shares exchanged pursuant to Section 2 of the Share Exchange Agreement) shall remain outstanding and, after the Transaction Time, pursuant to the terms thereof, be deemed to provide for the issuance, acquisition, purchase or holding of, or otherwise relate to or reference, Vistaprint N.V. Ordinary Shares. In furtherance thereof, as of the Transaction Time, all references to VistaPrint Limited or any of its predecessors in any Award or any related document or agreement shall be deemed to be references to Vistaprint N.V. Each Award assumed by Vistaprint N.V. shall thereafter, pursuant to the terms thereof, be exercisable, issuable, held, available or vest upon the same terms and conditions as under the applicable Stock Plan (including Assumed Plans) and the applicable Award document or agreement issued thereunder, except that upon the exercise, issuance, holding, availability or vesting of such Awards, Vistaprint N.V. Ordinary Shares shall be issuable or available, or benefits or other amounts determined, in lieu of VistaPrint Limited Common Shares. For the avoidance of doubt, the number of Vistaprint N.V. Ordinary Shares issuable or available upon the exercise or issuance of an Award immediately after the Transaction Time and, if applicable, the exercise price of each such Award, shall be the same number of shares and the exercise price as in effect immediately prior to the Transaction Time. Each Award that is a stock option shall be assumed by Vistaprint N.V. in such manner that Vistaprint N.V. would be a corporation “assuming a stock option in a transaction to which section 424(a) applies” within the meaning of Section 424 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), were Section 424 of the Code applicable to such Award, with regard to the requirements of Treasury Regulation Section 1.424-1(a)(5) for options that are intended to qualify under Section 422 of the Code, and with regard to the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) for other options.

2.	CONDITIONS TO EACH PARTY’S OBLIGATIONS

The respective obligation of each party pursuant to this Agreement is subject to the satisfaction or waiver of the following conditions:

(a) The Scheme shall have been adopted and approved by the affirmative vote of a majority in number of shareholders of VistaPrint Limited present and voting either in person or by proxy on the Scheme representing at least three fourths in value of the shareholders present and voting either in person or by proxy on the Scheme.

(b) The definitive proxy statement of VistaPrint Limited on Schedule 14A relating to the meeting of the holders of VistaPrint Limited Common Shares at which the Scheme will be voted upon (the “Proxy Statement”) shall have been filed with the U.S. Securities and Exchange Commission.

(c) The order of the Court containing directions to, among other things, convene the Special Meeting shall have been obtained.

(d) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, domestic or foreign, which prohibits the consummation of the Share Exchange or the transactions contemplated by this Agreement.

(e) The Scheme shall have been sanctioned by the Court and the Court Order shall have been filed with the Registrar of Companies of Bermuda.

(f) The deed of issue of shares effecting the issuance of Vistaprint N.V. Ordinary Shares in exchange for all shares of VistaPrint Limited held in treasury to be issued in connection with the Scheme shall have been duly executed.

(g) The deed of issue effecting the issuance of Vistaprint N.V. Ordinary Shares in exchange for the remaining issued and outstanding VistaPrint Limited Common Shares to be issued in connection with the Scheme shall have been duly executed.

(h) The Vistaprint N.V. Ordinary Shares to be issued in connection with the Share Exchange shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

3.	TERMINATION, AMENDMENT AND WAIVER

(a) This Agreement may be terminated at any time prior to the Effective Time (as defined in the Share Exchange Agreement) whether before or after approval of the Scheme by the shareholders of VistaPrint Limited or sanction of the Scheme by the court, by action of the Board of Directors of VistaPrint Limited.

(b) In the event of termination of this Agreement as provided in Section 3(a), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of VistaPrint Limited or Vistaprint N.V.

(c) This Agreement may be amended by the parties hereto at any time; provided, however, there shall be made no amendment that by law requires further approval by the shareholders of VistaPrint Limited until such further approval has been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(d) At any time prior to the Effective Time, a party may waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

4.	COVENANT

VistaPrint Limited and Vistaprint N.V. shall take all such steps as may be required to cause the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended.

5.	GENERAL PROVISIONS

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(b) This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

(c) Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to matters arising under or in connection with this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. without regard to its rules of conflict of laws.

(d) This Agreement may be executed by the parties hereto in separate counterparts, including facsimile or .pdf documents, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

(e) Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

(f) Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

VISTAPRINT LIMITED an exempted company incorporated under the laws of Bermuda

By: /s/ Robert S. Keane
Name: Robert S. Keane
Title: President

VISTAPRINT N.V. a limited liability company organized under the laws of the Netherlands

By: /s/ Robert S. Keane
Name: Robert S. Keane
Title: Member of the Management Board

EXHIBIT 1

Stock Plans

VistaPrint Limited Amended and Restated 2000-2002 Share Incentive Plan, as amended

VistaPrint Limited 2005 Non-Employee Directors’ Share Option Plan, as amended

VistaPrint Limited Amended and Restated 2005 Equity Incentive Plan